                                                                   EXHIBIT 10.37

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), effective as of January 1, 1998, by and among SYLVAN LEARNING SYSTEMS, INC., a Maryland corporation (the "Purchaser"), MARLENE CANTER (the "Stockholder"), the sole stockholder of CANTER & ASSOCIATES, INC., a California corporation ("Canter"), and CANTER EDUCATIONAL PRODUCTIONS, INC., a California corporation ("Canter Productions" and, together with Canter, the "Companies"), each of which Companies has elected to be treated as an S Corporation pursuant to Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and joined in by MR. LEE CANTER ("Mr. Canter").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     The Stockholder owns all of the issued and outstanding capital stock of each of the Companies. The Purchaser and the Stockholder wish to enter into an agreement for the acquisition of all of the outstanding stock of the Companies by the Purchaser (the "Stock Purchases"), either directly or through a wholly-owned subsidiary. The Purchaser, the Stockholder and Mr. Canter wish to enter into a definitive agreement setting forth the terms and conditions of the Stock Purchases.

     Accordingly, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, the Purchaser, the Companies, the Stockholder and Mr. Canter hereby agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Stockholder that the statements contained in this
Section 1 are true and correct, except to the extent otherwise indicated in any periodic reports, statements and other documents including, without limitation, all exhibits thereto (collectively the "Purchaser SEC Reports"), filed by the Purchaser with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as set forth in the disclosure schedule delivered by the Purchaser to the Companies on or before the date of this Agreement (the "Purchaser Disclosure Schedule"). The Purchaser Disclosure Schedule shall be arranged in sections corresponding to the number and lettered sections contained in this Section 1. The disclosure in any section of the Purchaser Disclosure Schedule or in any Purchaser SEC Reports, however, shall be deemed to constitute disclosure for all sections in this Article 1.

          1.1  Organization and Standing; Subsidiaries.
               ---------------------------------------

               (a) Each of the Purchaser and its subsidiaries whose business or assets are material to Purchaser, either individually or on a consolidated basis (collectively, the "Purchaser Subsidiaries," and, together with the Purchaser, collectively "Purchaser"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, and reasonably could not be expected to, individually or in the aggregate, have a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects ("Material Adverse Effect") of Purchaser or the transactions contemplated hereby.

               (b) Each of the Purchaser and the Purchaser Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

               (c) All issued and outstanding shares of capital stock of the Purchaser and of the Purchaser Subsidiaries have been duly and validly issued and are fully paid and non-assessable, free of any preemptive rights.

          1.2  Financial Statements; Exchange Act Filings.
               ------------------------------------------

               (a) The Purchaser has heretofore delivered to the Stockholder copies of the Purchaser's: (i) 1996 Annual Report to Stockholders which contains Purchaser's consolidated financial statements as of and for the years ended December 31, 1994, 1995 and 1996, which have been audited by Ernst & Young LLP, independent auditors (the "Purchaser Financial Statements") and, (ii) Quarterly Report on Form 10-Q as of and for the quarter and nine months ended September 30, 1997, which contains Purchaser's unaudited consolidated financial statements for such quarter and nine months' period ("Purchaser Interim Financial Statements"). The Purchaser Financial Statements and the Purchaser Interim Financial Statements fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) and in conformity with the Commission's Regulation S-X, the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated result of operations and cash flows for the periods then ended (subject in the case of the unaudited financial statements to normal recurring year-end audit adjustments, which are not expected to be material in amount). Since January 1, 1996, the Purchaser has not made any material changes in the accounting policies applied to the Purchaser Financial Statements, and no such changes are contemplated nor, to the best of the Purchaser's knowledge, required under GAAP or the Commission's Regulation S-X.

               (b) All Purchaser SEC Reports filed during the twenty-four months preceding the date of this Agreement were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. At the time filed with the SEC by the Purchaser and, as of the date of this Agreement, no Purchaser SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          1.3  No Undisclosed Liabilities.  Except as and to the extent
               --------------------------
reflected or reserved against in the consolidated balance sheets included within the Purchaser Financial Statements or the Purchaser Interim Financial Statements, at the date of such statements, Purchaser had no material liabilities or obligations (whether accrued, absolute or contingent), of the character which, under GAAP, should be accrued, shown, disclosed or indicated in a consolidated balance sheet of the Purchaser or explanatory notes or information supplementary thereto.

          1.4  No Conflict With Other Documents.  Neither the execution and
               --------------------------------
delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, the Purchaser's Articles of Incorporation or By-Laws, or, any terms of any contract or other instrument to which the Purchaser is a party, or any judgment, decree or order applicable to the Purchaser, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets, except where such event or occurrence would not, singly or in the aggregate, have a Material Adverse Effect on the Purchaser.

          1.5  Authority; Validity of Stock; Consents.
               --------------------------------------

               (a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

               (b) The execution and delivery of the Letter of Intent, dated November 3, 1997, between Purchaser and Stockholder, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Purchaser's Board of Directors and no other corporate proceedings on the part of the Purchaser or any of the Purchaser Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

               (c) The shares of Common Stock, $.01 par value per share, of the Purchaser ("Purchaser Common Stock") issuable by the Purchaser as Additional Consideration for the Stock Purchases (the "Earnout Shares") have been duly authorized for issuance and will, when issued and delivered as provided in this Agreement, be duly and validly issued, fully paid and non-assessable. The offer and sale of the Earnout Shares is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

               (d) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any governmental entity or (ii) any individual, corporation or other entity (including, without limitation, any holder of any securities issued by Purchaser) is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) such consents, approvals, orders, authorizations, registrations, declaration and filings as may be required under applicable state "blue sky" or securities laws and the securities laws of any foreign country,
(B) those set forth in the Purchaser Disclosure Schedule, and (D) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (1) have a Material Adverse Effect on Purchaser, or
(2) adversely effect the consummation of the transactions contemplated hereby in accordance with the terms hereof.

          1.6  Disclosure. No representation or warranty made by the
               ----------
Purchaser in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Purchaser or hereafter required to be furnished to the Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

          1.7  Availability of Initial Purchase Price. Purchaser has, and
               --------------------------------------
at the Closing will have, sufficient immediately available funds to pay the Initial Purchase Price.

     2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to the Purchaser that the statements contained in this Section 2 are true and correct, except as set forth in the disclosure schedules delivered by the Stockholder on or before the date of this Agreement (the "Stockholder's Disclosure Schedule). The Stockholder's Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2. The disclosure in any section, however, shall be deemed to constitute disclosure for all sections in this Article 2.

          2.1  Authorized and Issued Shares.  The entire authorized capital
               ----------------------------
stock of Canter consists of seventy-five thousand (75,000) shares of Common Stock, par value $0 per share (the "Canter Common Stock"), of which twenty-five thousand five hundred (25,500) shares are issued and outstanding. The entire authorized capital stock of Canter Productions consists of one million (1,000,000) shares of Common Stock, par value $0 per share (the "Canter Productions Common Stock"), of which twenty-five thousand (25,000) shares are issued and outstanding. The Canter Common Stock and the Canter Productions Common Stock are sometimes hereinafter referred to collectively as "Company Common Stock." No shares of Company Common Stock are held as treasury shares and no shares are reserved for issuance. All outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable and are owned of record and beneficially by the Stockholder. The Stockholder has good and marketable title to the number of issued and outstanding shares of Canter Common Stock and Canter Productions Common Stock set forth opposite her name in Section 2.1 of the Stockholder's Disclosure Schedule, and, except as set forth in Section 2.1 of the Stockholder's Disclosure Schedule, each of such shares are owned by her free and clear of any pledges, liens, restrictions, security interests, options, claims, encumbrances or rights of any third party ("Liens"). Except as set forth on Section 2.1 of the

Stockholder's Disclosure Schedule, neither of the Companies nor the Stockholder is a party to or bound by any options, warrants, calls, contracts, preemptive rights or commitments of any character relating to any issued or unissued capital stock, or any other equity security issued or to be issued by either of the Companies.

          2.2  Organization.  Each of the Companies is a corporation duly
               ------------
organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties or assets it now owns or holds under lease and to perform the actions contemplated hereby, except where the failure to be in good standing or to have such power and authority would not have a Material Adverse Effect on the Companies. Complete and accurate copies of the current Articles of Incorporation, By-Laws, minute books and stock transfer books of each of the Companies have been provided to the Purchaser, and such copies are complete and correct and in full force and effect. Neither of the Companies owns or has any direct or indirect interest in any other corporation, firm, partnership, joint venture or other business entity. Each of the Companies has duly and effectively elected to be treated as an S Corporation under and has at all times since its respective election to be so treated, operated in accordance with the provisions of Subchapter S of the Internal Revenue Code of 1954, except where the failure to so operate would not have a Material Adverse Effect on the Companies.

          2.3  Transactions with Affiliates.  Except as set forth in Section 2.3
               ----------------------------
of the Stockholder's Disclosure Schedule or in any of the Financial Statements (as hereinafter defined), neither of the Companies is a party to any contract, agreement or other arrangement with any current or former officer, director or stockholder or any affiliate of any such persons. Except to the extent set forth in Section 2.3 of the Stockholder's Disclosure Schedule, each transaction required to be listed therein and as to which either the Companies or the Purchaser, as successor-in-interest thereto, have or will have after the Stock Purchases, any obligations, is on terms no less favorable than terms available from unrelated parties.

          2.4  Financial Statements.
               --------------------

               (a) The Stockholder has provided to the Purchaser financial statements as of and for each of the three years ended December 31, 1996 for each of the Companies, which have been reviewed by Altschuler, Melvoin and Glasser LLP (the "Companies' Accountants"), independent auditors (collectively, the "Reviewed Financial Statements").

               (b) The Stockholder has provided to the Purchaser unaudited financial statements as of and for the nine months ended September 30, 1997 for each of the Companies (collectively, the "Unaudited Financial Statements" and, together with the Reviewed Financial Statements, the "Financial Statements").

               (c) The Financial Statements are complete and correct in all material respects, present fairly and accurately the financial position and results of operations of each of the Companies as of and for the periods indicated, to the best actual knowledge of the Companies and the Stockholder, and were prepared in accordance with GAAP, applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of the Unaudited Financial Statement for year-end audit adjustments which will not be material in amount). There are no material liabilities or obligations of either of the Companies, whether contingent or absolute, as of the dates of the Financial Statements, including any liability for taxes of any type, which should have been shown or provided for in the Financial Statements and which are not so shown or provided for or shown as reserved against. Except as set forth in Section 2.4(c) of the Stockholder's Disclosure Schedule, since September 30, 1997, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, net worth, financial position, business, results of operations, properties or business prospects of either of the Companies. All of the accounts receivable shown on the Financial Statements arose, and all accounts receivable that will be outstanding as of the Closing Date will have arisen, from bona fide transactions in the ordinary
                                    ---- ----
course of the Companies' business. Subject to accrued reserves shown on the Financial Statements and except to the extent it would not have a Material Adverse Effect, all of the inventory of products held for sale as shown on the Financial Statements is saleable by one of the Companies in the ordinary course of business within a reasonable period of time, and none of such inventory is obsolete.

          2.5  Taxes.  Each of the Companies and the Stockholder has properly
               -----
prepared and filed all federal, state and other tax returns required to be filed by it or her in connection with the business and operations of each of the Companies. True and complete copies of all federal and state income tax returns for each of the Companies for each of the years 1992 through 1996 have been delivered to the Purchaser and copies of all other tax returns filed by the Companies will be made available upon request. Except as set forth on Section
2.5 of the Stockholder's Disclosure Schedule, neither of the Companies nor the Stockholder has any liability for any federal, state, county, local or other taxes whatsoever that arose or otherwise was incurred in connection with the business and operations of either of the Companies on or before December 31, 1996, except for those liabilities which alone or in the aggregate would not have a Material Adverse Effect on the Companies. No proposed taxes, additions to tax, interest or penalties have been asserted or are pending against either of the Companies or the Stockholder in connection with the business and operations of either of the Companies with respect to periods ending on or before the Closing Date, and no such matters are under discussion with the applicable authorities. There are no agreements, waivers or other arrangements providing for extensions of time with respect to the assessment or collection of any unpaid tax against either of the Companies or the Stockholder in connection with the business and operations of either of the Companies except to the extent any such assessment or collection would not have a Material Adverse Effect on the Companies. Except as set forth in Section 2.5 of the Stockholder's Disclosure Schedule, each of the Companies and the Stockholder has withheld or otherwise collected all taxes or amounts it or she was required to withhold or collect under any applicable federal, state or local law in connection with the business and operations of either of the Companies, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities.

          2.6  Agreements.  Section 2.6 of the Stockholder's Disclosure Schedule
               ----------
identifies each of the following agreements, contracts, documents and other items (whether written or oral) as to which either of the Companies is a party or otherwise is bound (and all such contracts, or summaries thereof, have been made available to the Purchaser) as of the date of the execution of this
Agreement: (i) all contracts to provide teacher training courses or materials to universities, schools or other entities (collectively, the "Course Contracts"); (ii) all agreements relating to licensing and royalty payments for computer software and programs utilized by either of the Companies to provide teacher training courses or materials, including any enhancements of the licensed material owned and/or developed by either of the Companies (collectively, the "Licensing Agreements"); (iii) all documents relating to indebtedness for money borrowed, including guarantees; (iv) all agreements or plans relating to employment, compensation of or benefits for officers, employees or consultants of either of the Companies, including without limitation, any collective bargaining arrangements; (v) all contracts for the purchase of materials, supplies, services, merchandise or equipment involving consideration of more than $50,000 or involving purchases in excess of normal operating requirements; (vi) any contract, agreement or instrument not entered into in the ordinary course of the business of either of the Companies; (vii) any contract containing material restrictions on the operations of either of the Companies or any restrictions on either of their right to compete in any geographic region or in any line of business; (viii) any lease of real property or personal property calling for annual lease payments in excess of $50,000; and
(ix) each and every other contract which is material to the financial condition, earnings, operation or business of either of the Companies. Each of the contracts and agreements so listed, including the Course Contracts and the Licensing Agreements (collectively, the "Contracts"), is a valid and existing contract or agreement in full force and effect and there exists no material default thereunder by any party thereto. Except as set forth in Section 2.6 of the Stockholder's Disclosure Schedule, none of the Contracts will be violated or breached and no default or right of termination or modification shall arise thereunder as a result of the consummation of the transactions contemplated by this Agreement, except for such violations, breaches and defaults which would not alone or in the aggregate have a Material Adverse Effect on either of the Companies.

          2.7  Course Contracts and Licensing Agreements.  Except as set forth
               -----------------------------------------
in Section 2.7 of the Stockholder's Disclosure Schedule:

               (a) Neither of the Companies is in breach or default under or in violation of, nor alleged to have breached, defaulted or violated any of the Course Contracts or Licensing Agreements except for such violations, breaches and defaults which would not alone or in the aggregate have a Material Adverse Effect on the Companies;

               (b) Except for accrued reserves shown on the Financial Statements, neither of the Companies is under any liability or obligation to refund any material amount previously paid to either of the Companies under any of the Course Contracts or Licensing

Agreements, and each of the Companies has paid or has made adequate provision to pay when due all accounts payable, payroll, payroll taxes and other amounts due prior to Closing on account of the Course Contracts and Licensing Agreements;

          (c) To the best of the Stockholder's knowledge, neither of the Companies has secured any of the Course Contracts or Licensing Agreements other than in compliance with all applicable laws, rules and regulations; and the terms of payment and/or compensation for each of the Course Contracts and Licensing Agreements complies with all applicable laws, rules and regulations relating to competitive bidding; to the best of the Stockholder's knowledge, each of the Course Contracts or Licensing Agreements not obtained through competitive bidding was secured in an arms' length transaction.

          (d) Each of the Course Contracts and Licensing Agreements is valid and in full force and effect; each of the Companies has, in all material respects, performed all obligations required to be performed by it under, and is not in material default in any respect under, in material conflict in any respect with, or in material violation in any respect of, any of the Course Contracts or Licensing Agreements; and neither of the Companies nor the Stockholder has received notice of non-compliance or alleged non-compliance with any of the Course Contracts or Licensing Agreements; and, except as set forth in Section
2.7 of the Stockholder's Disclosure Schedule, neither of the Companies nor the Stockholder has knowledge of any facts or circumstances relating to the Course Contracts or Licensing Agreements which reasonably could be expected to have a Material Adverse Effect on the Companies' revenues or operating profit from the Course Contracts.

          (e) Except as set forth in Section 2.7(e) of the Stockholder's Disclosure Schedule, neither of the Companies nor the Stockholder has knowledge:
(i) of any current intention on the part of any of the other parties to the Course Contracts or Licensing Agreements to cancel the same or not to renew the same with each of the Companies at the end of the current term thereof, or (ii) that any of the other parties to the Course Contracts or Licensing Agreements does not have the financial capacity to continue the same, where the failure to so continue would have a Material Adverse Effect on the Companies.

          (f) Neither of the Companies nor the Stockholder has received any claim of material overpayment or alleged material overpayment by any other party to any of the Course Contracts or Licensing Agreements, and except as described in Section 2.7 of the Stockholder's Disclosure Schedule, there have been no audits or other reviews of the costs, billing methods or performance of either of the Companies under any of the Course Contracts or Licensing Agreements, and to the best of the Stockholder's actual knowledge, no such audits or other reviews are in progress or contemplated.

          (g) Except as set forth in Section 2.7 of the Stockholder's Disclosure Schedule, no consent, approval or authorization of, notice to or declaration, filing or registration with, any third party to any of the Course Contracts or Licensing Agreements is required in connection with the Stock Purchases or the execution, delivery and performance of this

Agreement and the Closing Documents and the consummation of the transactions contemplated thereby.

          (h) Section 2.7(h) of the Stockholder's Disclosure Schedule identifies all of the territories granted in writing or orally by either of the Companies under any of the Course Contracts. Neither of the Companies has granted any one exclusive territory to more than one educational institution.

     2.8  Intellectual Property.
          ---------------------

          (a) Except as provided for in the Consulting Agreement between the Companies, the Stockholder and Mr. Canter, dated _______, 1997 (the ("Canter Consulting Agreement"), which is attached hereto as Exhibit 2.8, or as set forth elsewhere in this Agreement, each of the Companies owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Companies as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on the Companies taken as a whole (the "Companies' Intellectual Property Rights"). Section 2.8 of the Stockholder's Disclosure Schedule lists each item of the Companies' Intellectual Property Rights.

          (b) Neither of the Companies is, nor will either of them be as a result of the execution and delivery of this Agreement or the performance of the Stockholder's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Companies' Intellectual Property Rights, the breach of which could have a Material Adverse Effect on the Companies, taken as a whole.

          (c) To the Stockholder's knowledge, all patents, registered trademarks, service marks and copyrights held by the Companies are valid and subsisting. Neither of the Companies has been sued (or threatened with suit) in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other propriety right of any third party. The Stockholder has no reason to believe that the manufacturing, marketing, licensing or sale of its products or services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement is reasonably likely to have a Material Adverse Effect on the Companies, taken as a whole.

          2.9  Legal Proceedings, Etc.  Except as set forth in Section 2.9 of
               -----------------------
the Stockholder's Disclosure Schedule, there are no legal, administrative, arbitration, or other proceedings or governmental investigations pending or, to the best of the Companies' and the Stockholder's knowledge, threatened against or involving (i) the shares of Company Common Stock owned by the Stockholder,
(ii) the transactions contemplated by this Agreement or (iii) either of the Companies or the Stockholder or their respective properties or assets, except (with respect to clause (iii) only) for such actions which are not reasonably likely to have a Material Adverse Effect on the Companies.

          2.10  Compliance; Licenses.  Each of the Companies has at all times in
                --------------------
the past operated its business and used its assets in material compliance with, and currently is not in material violation of, and has obtained all material licenses and permits required by, any law, rule or regulation. Each of the Companies is duly qualified to do business as a foreign corporation in good standing in those jurisdictions in which the ownership and operation of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect on the Companies. Section 2.10 of the Stockholder's Disclosure Schedule contains a true and complete list of all material licenses, permits, approvals, franchises and other authorizations as are necessary in order to enable each of the Companies to own and conduct its business.

          2.11  Bank Accounts, etc.  Section 2.11 of the Stockholder's
                -------------------
Disclosure Schedule sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of each of the Companies, including identification of all authorized signatories.

          2.12  Insurance.  Section 2.12 of the Stockholder's Disclosure
                ---------
Schedule sets forth a summary of all policies of general liability, product liability, fire, casualty, motor vehicle health, workers' compensation and other insurance or bonding currently maintained by or on behalf of the Companies or any of their respective employees. All requirements and provisions of such policies and bonds are being complied with except for those failures to comply which would not be reasonably likely, alone or in the aggregate, to have a Material Adverse Effect on the Companies. True and correct copies of all insurance policies and bonds relating to such coverage have been provided by the Stockholder to the Purchaser. No notice of cancellation has been given to or received by either of the Companies with respect to any of its insurance policies or bonds. To the best knowledge of the Companies and the Stockholder, no such policies or bonds are or will become subject to an assessment due to any retroactive rate or audit adjustments or coinsurance or similar arrangements.

          2.13  Employee Matters.  Except as set forth in Section 2.13 of the
                ----------------
Stockholder's Disclosure Schedule, neither of the Companies maintains, sponsors or contributes to any plans for pension, profit-sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other retirement or deferred benefit, or for any health, accident or other welfare plan, or any other employee or retired employee benefits or incentive plan, program, contract, understanding or arrangement in which any of either Companies' employees, former employees, retired employees or consultants (or beneficiaries of any of the foregoing) is entitled to participate. The plans, programs, contracts, understandings and arrangements listed on the Stockholder's Disclosure Schedule pursuant to this Section 2.13 are hereinafter referred to as the "Employee Plans." Each of the Companies has supplied the Purchaser with complete and accurate copies of each such Employee Plan. Each Employee Plan has been operated according to its terms and, to the best of the Stockholder's and the Companies' knowledge, in material compliance with all applicable laws. There are no material past due tax liabilities of either of the Companies with respect to any of the Employee Plans. Each of the Employee Plans required to be qualified under the Employee Retirement Income Security Act ("ERISA") has been so qualified and, to the best of the Stockholder's and the Companies' knowledge, has at all times been operated in compliance with ERISA and the regulations thereunder. Except as set forth in Section 2.13 of the Stockholder's Disclosure Schedule, there is no underfunding liability nor any anticipated underfunding liability with respect to any of the Employee Plans.

          2.14  Recent Operations.  Since September 30,1997, (i) each of the
                -----------------
Companies has operated its business substantially as it was operated immediately prior thereto and only in the ordinary course; (ii) each of the Companies and the Stockholder has used its or her commercially reasonable efforts to preserve intact each of the Companies' business relationships; (iii) there have been no bonuses paid to or increases in the compensation of officers, employees or consultants, of either of the Companies, except as set forth in Section 2.14 of the Stockholder's Disclosure Schedule, and (iv) except as set forth in Section
2.14 of the Stockholder's Disclosure Schedule, neither of the Companies has declared or paid any dividend or made any other distribution with respect to its capital stock. Section 2.14 of the Stockholder's Disclosure Schedule sets forth the name and job title of each individual who has left the employ of either of the Companies since September 30, 1997 and the loss of whose services had a Material Adverse Effect on either of the Companies.

          2.15  Working Capital and Financial Condition of the Companies.  As of
                --------------------------------------------------------
the date hereof have, the Companies have on a combined basis (after reductions for intercompany transactions): (i) adequate working capital (after payment of, or accrual for, all distributions of cash or property to be made to the Stockholder as of and through the date hereof) to operate the business in accordance with past practice after taking into account seasonality factors and other appropriate adjustments; ("Combined Working Capital") and (ii) no long-term debt.

          2.16  Environmental Matters.  To the best knowledge of the Companies
                ---------------------
and the Stockholder, no storage tanks, underground or otherwise, are now located on any properties occupied by either of the Companies. To the best knowledge of the Companies and the Stockholder, each of the Companies has complied in all material respects with all environmental laws relating to its operations or properties occupied by it. To the best knowledge of the Companies and the Stockholder without any duty of investigation or inquiry, there are no asbestos containing materials located on properties occupied by either of the Companies. Neither of the Companies has received any notice, demand, suit or information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state law, nor does it have knowledge of any other party's receipt of the same relative to any properties occupied by either of the Companies.

          2.17  Disclosure.  All agreements, schedules, exhibits, documents,
                ----------
certificates, reports or statements furnished or to be furnished to the Purchaser by or on behalf of either of the Companies in connection with this Agreement or the transactions contemplated hereby are true and accurate in all material respects, and no such items contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading; provided, however, that the
                                            --------  -------
foregoing representation and warranty shall not apply to the Confidential Descriptive Memorandum, furnished by Genesis Merchant Group, relative to the Companies and provided to Purchaser on or about November 11, 1997, and any projections of the Companies' future results of operation provided to the Purchaser by or on behalf of the Companies or the Stockholder.

          2.18  No Conflict With Other Documents.  Except as disclosed in
                --------------------------------
Section 2.18 of the Stockholder's Disclosure Schedule, neither the execution and delivery of this Agreement, nor the carrying out of any of the transactions contemplated hereby: (i) will result in any material violation, termination or modification of, or be in conflict with, the Articles of Incorporation or By-Laws of either of the Companies, any material terms of any contract, instrument or other agreement to which either of the Companies or the Stockholder is a party or by which it or she or any of its or her properties is bound or affected, or any law, rule, regulation, license, permit, judgment, decree or order applicable to either of the Companies or the Stockholder or by which any of its or her properties or assets are bound or affected (other than State securities laws and antitrust laws, as to which no representation and warranty is made), or (ii) result in any material breach of or constitute a material default (or with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any material Lien upon any of the properties or assets of either of the Companies or the Stockholder pursuant to any contract, instrument or other agreement to which either of the Companies or the Stockholder is a party or by which it or she or any of its or her properties or assets is bound or affected.

          2.19  Conduct of Business.  Except as disclosed in Section 2.19 of the
                -------------------
Stockholder's Disclosure Schedule, since September 30, 1997, and through the date hereof: (a) the business of each of the Companies has been conducted only in the ordinary course; (b) neither of the Companies has entered into, adopted, amended or terminated any employee benefit plan, agreement or arrangement, entered into or amended any employment contracts, or increased the salaries of or compensation of its officers or employees, other than ordinary increases in salaries of employees (other than the Stockholder) in accordance with past practices; (c) the Stockholder has used her commercially reasonable efforts to preserve the business organization of each of the Companies intact, to keep available the service of the officers, employees and consultants of each of the Companies and to preserve the goodwill of suppliers, customers and others doing business with either of the Companies; (d) neither of the Companies nor the Stockholder has entered into any agreement for the purchase, sale or other disposition of any equipment, supplies, inventory, investments or other assets (other than sales of inventory and purchases of materials and supplies in the ordinary course of business and in accordance with past practices) of either of the Companies; (e) no change has been made in the Articles of Incorporation or By-Laws of either of the Companies; (f) no change has been made in the number of shares or terms of the authorized, issued or outstanding capital stock of either of the Companies, nor has either of the Companies entered into or granted any options, calls, contracts or commitments of any character relating to any issued or unissued capital stock; and (g) no dividend or other distribution or payment has been declared or paid in respect of the capital stock of either of the Companies.

          2.20  Other Property.  Section 2.20 of the Stockholder's Disclosure
                --------------
Schedule sets forth a schedule of (i) all real property owned or leased by either of the Companies and (ii) all individual items of tangible personal property of material value (other than inventory) of either of the Companies. Except as set forth in Section 2.20 of the Stockholder's Disclosure Schedule, each of the Companies has good and marketable title to all of such property owned by it, free of any material Lien. The machinery and equipment of the Companies which are material to its operations are in good operating condition and repair, ordinary wear and tear excepted.

          2.21  Brokers and Advisors.  Neither of the Companies nor the
                --------------------
Stockholder has taken any action which could give rise to a valid claim against the Purchaser for a brokerage commission, finder's fee, counseling or advisory fee, investment banking fee or like payment.

          2.22.  Binding Effect.  This Agreement is a valid and legally binding
                 --------------
obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

          2.23.  Investment Intent.  It is understood that the Earnout Shares
                 -----------------
are not being registered for purposes of the transactions hereunder under the Securities Act or any state securities laws, and such shares are being delivered without registration in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Stockholder will acquire the Earnout Shares, if any, only for her own account for investment and not with any intention of making, or with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act unless such shares first are registered under the Securities Act; provided, however, that the Stockholder may transfer Earnout Shares to the Named Officers and/or Mr. Canter so long as she first receives from them a written acknowledgment of the restrictions on further transfer of the Earnout Shares and of their investment intent, in form and substance reasonably satisfactory to Purchaser.

          In connection with the foregoing, the Stockholder hereby represents and warrants that:

               (a) she has reviewed, discussed and evaluated the information delivered under Section 1.2 and has had the opportunity to ask questions of, and receive answers from, executive officers of the Purchaser concerning the terms and conditions of this Agreement and to obtain any additional information which she considered necessary to verify the accuracy of the information delivered under Section 1.2;

               (b) she understands that she must bear the economic risks of the investment in the Earnout Shares for an indefinite period of time because such shares will not be registered under the Securities Act and, therefore, may not be sold until subsequently registered under the Securities Act or an exemption from registration is available; and

                 (c) she has sufficient knowledge and experience in financial and business matters to enable her to be capable of evaluating the merits and the risks of an investment in the Earnout Shares.

          2.24.  Legends.  It is understood and agreed that, to implement the
                 -------
requirements of the Securities Act and state securities laws and evidence the restrictions upon transfer contained in this Agreement, the Purchaser will cause a legend to be conspicuously noted on the certificates representing any Earnout Shares deliverable hereunder, and that the Purchaser will issue stop transfer instructions to its transfer agent, to the effect that such stock, if issued, will not have been registered under the Securities Act and that no transfer may take place except after delivery of an opinion of counsel reasonably satisfactory to the Purchaser to the effect that registration thereof for the purpose of transfer is not required under the Securities Act or that the stock proposed to be transferred has been effectively registered for that purpose under the Securities Act. The foregoing restrictions are in addition to the restrictions described in Section 7.3(b)(6) hereof.

     3. REPRESENTATIONS AND WARRANTIES OF MR. CANTER. Mr. Canter hereby represents and warrants to the Purchaser that the statements contained in this
Section 3 are true and correct, except as set forth in the disclosure schedules delivered by Mr. Canter on or before the date of this Agreement (the "Canter Disclosure Schedule). The Canter Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this
Section 3. The disclosure in any section, however, shall be deemed to constitute disclosure for all sections in this Article 3.

          3.1  Legal Proceedings, Etc.  Except as set forth in Section 3.1 of
               -----------------------
the Canter Disclosure Schedule, to Mr. Canter's actual knowledge, there are no legal, arbitration, or other proceedings pending or threatened involving or arising out of Mr. Canter's execution of and performance under this Agreement, the Stock Redemption Agreement or the Canter Consulting Agreement.

          3.2.  No Conflicts.  Neither the execution and delivery by Canter of
                ------------
this Agreement nor the Canter Consulting Agreement nor the carrying out of the transactions contemplated hereby or thereby as they relate to Mr. Canter, will result in any material breach of or constitute a default (or with notice or lapse of time or both would become a material default), or give to others any rights, under the terms of any material contract, instrument or other agreement to which Mr. Canter is a party.

          3.3  Ownership of Certain Assets.  Mr. Canter does not own any
               ---------------------------
intellectual property or other assets which are necessary to the operation of the Companies' business. The Companies have the ongoing right to use Mr. Canter's name in accordance with the applicable provisions of the Canter Consulting Agreement. To the actual knowledge of Mr. Canter, the Intellectual Property Rights developed by Mr. Canter and transferred to and now owned by the Companies' did not, at the time of transfer, infringe upon any copyright, franchise right, trade secret or other proprietary right of any third party. Section 3.3 of the Canter Disclosure Schedule is a true and complete description of all of Mr. Canter's current business activities.

          3.4.  No Interest in the Companies or the Aggregate Purchase Price.
                ------------------------------------------------------------
Other than as set forth in the Canter Consulting Agreement or in the Redemption Agreement by and between Mr. Canter, the Companies and the Stockholder, dated ______________, 1997 and attached hereto as Exhibit 3.5 (the "Canter Redemption
                                            -----------
Agreement"), Mr. Canter has no interest, option or other rights with respect to the Company Common Stock, any of the assets of either of the Companies or the Aggregate Purchase Price (as defined in Section 7.3 hereof). Assuming full performance of same by the Stockholder and the Companies, the Canter Consulting Agreement and the Canter Redemption Agreement together represent a full and final settlement of Mr. Canter's ownership rights in the Companies.

          3.5.  Binding Effect.  The Canter Consulting Agreement and the
                --------------
Redemption Agreement are each valid and legally binding obligations of Mr. Canter, enforceable against Mr. Canter in accordance with their respective terms.

     4. COVENANTS OF THE PURCHASER. The Purchaser covenants to the Stockholder that, except as otherwise consented to in writing by the Stockholder after the date of this Agreement until the Closing hereunder:

          4.1  Cause Conditions to be Satisfied.  The Purchaser will use its
               --------------------------------
best efforts to cause all of the conditions described in Sections 8 and 9 of this Agreement to be satisfied (to the extent reasonably are within its control).

          4.2  Consents.  Purchaser agrees to take all necessary corporate or
               --------
other action and use its best efforts to obtain all consents and approvals required, or deemed advisable in the Stockholder' reasonable opinion, for consummation of the transactions contemplated by this Agreement.

     5. COVENANTS OF THE STOCKHOLDER. The Stockholder covenants to the Purchaser that, except as otherwise consented to in writing by the Purchaser after the date of this Agreement until the Closing hereunder:

          5.1  Consents.  The Stockholder agrees to cause each of the Companies
               --------
to take all necessary corporate or other action (including using her best efforts to obtain consents from the other parties to those of the Course Contracts and Licensing Agreements the terms of which require prior consent to the indirect transfer of the Course Contracts and Licensing Agreements in transactions such as the Stock Purchases) and to use her best efforts to cause the Companies to obtain all consents and approvals required, or deemed advisable in Purchaser's reasonable opinion, for consummation of the transactions contemplated by this Agreement.

          5.2  Estimated Balance Sheets.  At least one day before the date of
               ------------------------
Closing, the Stockholder shall deliver to the Purchaser an estimated balance sheet for each of the Companies as of the close of business on the day immediately preceding the Closing Date (collectively, the

 "Estimated Balance Sheets"), prepared in accordance with GAAP and on a basis consistent with normal past practice (except as may be indicated in the notes thereto) and the Financial Statements. The Estimated Balance Sheet shall (i) not contain any amount owed to the Companies by the Stockholder or any officer of either of the Companies and (ii) contain all accruals required by GAAP, including, without limitation, an accrual for cancellations or forfeitures payable by the Companies to schools, colleges or universities.

          5.3  No Solicitation.  The Stockholder shall, and shall cause the
               ---------------
Companies and their respective officers, directors, employees, representatives and agents to, (i) immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition (other than the transactions contemplated by this Agreement) of all or any material portion of the assets of, or any equity interest in, either of the Companies or any business combination with either of the Companies, (ii) not solicit, initiate, encourage, or furnish information in response to any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or similar transactions involving either of the Companies, other than the transactions contemplated by this Agreement) (any of the foregoing transactions being referred to in this Agreement as an "Acquisition Transaction") (iii) not engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction, and (iv) not agree to, approve or recommend any Acquisition Transaction. If either of the Companies or the Stockholder shall nevertheless receive any indication of interests or proposal with respect to any Acquisition Transactions, which indications or proposals the Stockholder reasonably believes to represent a serious inquiry, the Stockholder shall provide a copy of any such written inquiry or proposal to the Purchaser immediately after receipt thereof by the Stockholder, Canter and/or Canter Productions or any of their representatives or agents. The Stockholder agrees that the Purchaser's remedy at law for breach of the covenants contained in this Section 5.3 would be inadequate and, accordingly agrees that the Purchaser shall be entitled to equitable relief, including injunction and specific performance, to prevent breach of the covenants contained in this Section 5.3; provided, however, that Purchaser shall have delivered the Initial Purchase Price into an escrow account with a commercial bank with five (5) days of seeking such equitable relief.

          5.4  Employment Agreements.  The Stockholder shall use her best
               ---------------------
efforts to cause each of Toby Bernstein, Kathy Winberry and Rob Fiance (the "Named Officers") to, at or prior to the Closing, enter into an employment and non-competition agreement with one of the Companies, in substantially the form of Exhibit 5.4 attached hereto.
   -----------

          5.5  Cause Conditions to Be Satisfied.  The Stockholder will use her
               --------------------------------
best efforts to cause all of the conditions described in Sections 8 and 9 of this Agreement to be satisfied (to the extent such matters reasonably are within her control).

     6. COVENANTS OF MR. CANTER. Mr. Canter covenants to the Purchaser that, except as otherwise agreed to by the Purchaser in writing:

          6.1  Addendum to Canter Consulting Agreement.  At the Closing,
               ---------------------------------------
assuming performance by the Companies, Stockholder and Purchaser under (as applicable) the Canter Consulting Agreement, the Stock Redemption Agreement, and this Agreement, Mr. Canter shall enter into an addendum to the Canter Consulting Agreement (the "Canter Addendum"), substantially in the form of Exhibit 6.2
                                                                -----------
attached hereto.

          6.2  Transition of Business; Employees.  After the Closing, Mr. Canter
               ----------------------------------
agrees to cooperate with Purchaser's efforts to continue and expand relationships with the customers and clients of the Companies that are parties to the Course Contracts and Licensing Agreements.

     7. PURCHASE AND SALE OF THE COMPANY COMMON STOCK. Subject to the terms and conditions of this Agreement, the Purchaser and the Stockholder agree to effect the following transactions at the Closing:

          7.1  Conditions.  The Purchaser and the Stockholder will deliver to
               ----------
the other appropriate evidence of the satisfaction of the conditions to their respective obligations hereunder.

          7.2  Stock Purchases.  The Stockholder shall sell the Company Common
               ---------------
Stock to the Purchaser and the Purchaser shall purchase the Company Common Stock from the Stockholder. The Company Common Stock shall be transferred to the Purchaser pursuant to the terms and conditions of this Agreement, free and clear of all Liens, except as set forth on Schedule 2.1 of the Stockholder's Disclosure Schedule. At the Closing, the Stockholder will deliver to the Purchaser certificates in due and proper form representing all of the issued and outstanding shares of Common Stock of each of the Companies, duly endorsed or accompanied by duly executed stock powers.

          7.3  Purchase Price.  In full payment for the sale and delivery of the
               ---------------
Company Common Stock, the Purchaser shall pay to the Stockholder the Initial Purchase Price and, if earned, the Earnout Consideration, in the manner set forth below:

               (a) Initial Purchase Price. At the Closing, the Purchaser shall
                   ----------------------
pay to the Stockholder $25,000,000 (the "Initial Purchase Price"), to be paid by wire transfer in immediately available funds to an account designated by the Stockholder prior to the Closing Date.

               (b) Earnout Consideration. In addition to the Initial Purchase
                   ----------------------
Price to be paid at Closing, the Purchaser shall pay to the Stockholder the amounts set forth in clauses (1), (2) and (3) below (together, the "Earnout Consideration," and, collectively with the Initial Purchase Price, the "Aggregate Purchase Price"), subject to the terms and conditions of those clauses.

     (1) The Purchaser agrees to pay the Stockholder as additional consideration for the purchase of the Company Common Stock, $12.5 million in cash and that number of shares of the Purchaser Common Stock having a then Market Value (as defined below) equal to $12.5 million (together, the "Additional Consideration") upon the earlier of the Companies' achieving (x) EBITDA (as hereinafter defined) of $5.0 million or more in 1998, (y) cumulative EBITDA of $10.0 million or more during 1998 and 1999 or (z) cumulative EBITDA of $15.0 million or more during 1998, 1999 and 2000. If earned, the Purchaser will pay Seller the Additional Consideration by March 31 of the year following the year in which the Additional Consideration was earned.

     (2) In addition to the Additional Consideration, the Purchaser agrees to pay the Stockholder additional consideration for the purchase of the Company Common Stock (the "APP") as follows: (a) if the Companies achieve EBITDA of $6.0 million or more in 1998 (the "1998 Threshold"), Purchaser will pay the Stockholder $1.5 million in cash and that number of shares of Purchaser Common Stock having a then Market Value equal to $1.5 million; (b) if the Companies achieve EBITDA of $8.0 million or more in 1999 (the "1999 Threshold"), the Purchaser will pay the Stockholders $4.5 million in cash and that number of shares of Purchaser Common Stock having a then Market Value equal to $4.5 million; and (c) if the Companies achieve EBITDA of $10.0 million or more in 2000 (the "2000 Threshold"), the Purchaser will pay the Stockholder $6.5 million in cash and that number of shares of the Purchaser's Common Stock having a then Market Value equal to $6.5 million. If in any of these three years, the Companies exceed the EBITDA amount for that year set forth above, the Purchaser will pay the Stockholder further consideration of one dollar of cash and the number of shares of the Purchaser's Common Stock having a then Market Value of one dollar for each one dollar of EBITDA in excess of the EBITDA amount for that year (the cash and shares, collectively payable pursuant to this sentence, the "AEO"). Notwithstanding the prior sentence and provided the APP which was not achieved in a given year is achieved in a subsequent year pursuant to Section 7.3(b)(3) below: (i) if the Companies fail to achieve EBITDA of $6.0 million in 1998, the amount of such shortfall shall be added to $8.0 million (the "Revised 1999 Threshold"), and such sum shall become the amount of EBITDA the Companies must achieve in 1999 in order for the Stockholder to become entitled to the AEO, and (ii) if the Companies fail to achieve EBITDA of $8.0 million in 1999 or the Revised 1999 Threshold, if applicable, the amount of such shortfall shall be added to $10.0 million, and such sum shall become the amount of EBITDA the Companies must achieve in 2000 in order for the Stockholder to become entitled to the AEO.

     (3) If the Companies fail to achieve the relevant EBITDA Threshold set forth in paragraph (2) in any year, the Stockholder nevertheless may earn the APP for that year as follows:

          (i) If the Companies' EBITDA for 1998 is less than the 1998 Threshold but the sum of the Companies' EBITDA for 1998 and 1999 is $14 million or more, then the Purchaser will pay the Stockholder the APP for both 1998 and 1999;

          (ii) If the Companies' EBITDA for 1998 is less than the 1998 Threshold and the sum of the Companies EBITDA for 1998 and 1999 is less than $14 million, but the sum of the Companies' EBITDA for 1998, 1999 and 2000 is $24 million or more, then the Purchaser will pay the Stockholder the APP for all three years but only if the Companies' EBITDA for 1999 is greater than their EBITDA for 1998 and their EBITDA for 2000 is greater than their EBITDA for 1999;

          (iii) If the Companies' EBITDA for 1999 is less than the 1999 Threshold but the sum of the Companies' EBITDA for 1998 and 1999 is $14 million or more, then the Purchaser will pay the Stockholder the APP for 1998 and 1999 but only if the Companies' EBITDA for 1999 is greater than their EBITDA for 1998;

          (iv) If the Companies' EBITDA for 1999 is less than the 1999 Threshold but the sum of the Companies' EBITDA for 1999 and 2000 is $18 million or more, then the Purchaser will pay the Stockholder the APP for 1999 and 2000;

          (v) If the Companies' EBITDA for 1998 and 1999 are both less than the 1998 and 1999 Thresholds but the sum of the Companies' EBITDA for all three years is $24 million or more, then the Purchaser will pay the Stockholder the APP for all three years but only if the Companies EBITDA for 1999 is greater than their EBITDA for 1998;

          (vi) If the Companies' EBITDA for 2000 is less than the 2000 Threshold, but the sum of the Companies' EBITDA for all three years is $24 million or more, then the Purchaser will pay the Stockholder the APP for 2000 but only if the Companies' EBITDA for 2000 is greater than 1999;

          (vii) If the Companies' EBITDA for 2000 is less than the 2000 Threshold, but the sum of the Companies' EBITDA for 1999 and 2000 is $18 million or more, then the Purchaser will pay the Stockholder the APP for 2000 but only if the Companies' EBITDA for 2000 is greater than their EBITDA for 1999; and

          (viii) If the Companies' EBITDA for 1999 and 2000 are less than the 1999 and 2000 Thresholds but the sum of the Companies EBITDA for all three years is $24 million or more, then the Purchaser will pay the Stockholder the APP for all three years but only if the Companies' EBITDA for 1999 is greater than their EBITDA for 1998 and the Companies' EBITDA for 2000 is greater than their EBITDA for 1999.

     (4) For purposes of this Section 7.3, the Market Value of a share of Purchaser Common Stock shall equal the average of the closing per share sales prices reported in the Wall Street Journal, Eastern Edition, for each of the 20 trading days immediately prior to issuance. Any payments earned by the Stockholder pursuant to paragraphs (2) and (3) will be paid by March 31 of the following year.

     (5) The Stockholder agrees that she will not sell, transfer (other than to the Named Officers and/or Mr. Canter in compliance with the requirements of
Section 2.13 hereof), pledge, hypothecate or otherwise dispose of any Earnout Shares, (i) until after December 31, 2001 in the case of any shares issued to her as Additional Consideration, and (ii) for three years from the applicable year end in the case of any shares issued to her as APP or AEO. In furtherance of the foregoing restrictions, the Purchaser may place a restrictive legend on any certificate representing the Earnout Shares and may deliver stop transfer instructions to its stock transfer agent. If on the date that any of the foregoing restrictions lapse, the Market Value of the affected Earnout Shares is less than three-quarters of the Market Value of such Earnout Shares at the time of their issuance (the "Three-quarters Value"), the Purchaser shall issue to the Stockholder (or her permitted transferee or transferees) that number of additional shares of its Common Stock having a Market Value equal to the amount by which such Earnout Shares' Market Value is less than the Three-quarters Value. The Purchaser agrees to file a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, within 30 days of issuance of such additional shares so as to permit the Stockholder to immediately resell any such additional shares.

     (6) EBITDA means the combined revenues, on a calendar year basis, of the Companies or their successors (excluding revenues attributable to transactions outside the Companies' normal course of business and any material one-time, non-recurring contracts not of a type similar to contracts that the Companies have entered into in the ordinary course of business in the past (the "Non-Recurring Revenues")), reduced by the Companies' combined recurring operating expenses (excluding those incurred in generating the Non-Recurring Revenues), but not reduced by the charges incurred or allocated by Purchaser or its affiliates, non-recurring expenses (such as professional fees associated with one-time events and compensation to key employees and Named Officers that will not be recurring after Closing), interest, taxes, depreciation and amortization.
EBITDA shall be calculated by Ernst & Young LLP, independent auditors, in accordance with GAAP which shall be consistently applied in accordance with the past practices of the Companies within 60 days of the applicable calendar year-end, and copies of such calculation shall promptly thereafter be provided to Purchaser and Stockholder. For purposes of calculating EBITDA, the following rules shall apply: (i) there shall be ignored any reduction after 1998 in the aggregate compensation (by way of salary, bonus or otherwise) or benefits paid or payable to the Companies' employees below the amounts thereof for the prior year; (ii) if the Stockholder or any of the Named Officers resigns from the Companies and is not replaced by the Companies within 90 days provided Purchaser specifies in writing that a replacement is required, the compensation (by way of salary, bonus or otherwise) or benefits paid or payable to the Stockholder or such Named Officer who resigned for services rendered by her or him to the Companies for the twelve months preceding such resignation shall be included in the calculation of EBITDA for the twelve months' period beginning on the date of such resignation; and (iii) the method by which the Companies accounted for deferred marketing costs, deferred product development and deferred revenues on the Financial Statements shall be used, regardless of the method by which the Purchaser accounts for any such item following the Closing.

     (7)  Any cash payment due from Purchaser to Stockholder under this Section
7.3 which is not paid within fifteen (15) days of when due shall bear interest at the rate of fifteen percent (15%) per annum until paid in full.

     (8) Purchaser covenants to Stockholder that it will, at all times, reserve a sufficient number of shares of Purchaser Common Stock to enable it to pay the Earnout Consideration in full.

     (9) The Stockholder shall have 30 days from receipt of a calculation of EBITDA by Ernst & Young LLP to object thereto. If Stockholder does object, she shall so notify Purchaser in writing, whereupon Purchaser and Stockholder shall reasonably attempt to resolve the objection. If Purchaser and Stockholder have been unable to resolve Stockholder's objection within 10 days, Stockholder shall engage a nationally recognized firm of independent certified public accountants (the "CPA's") to recalculate the EBITDA in question, and the CPA's shall be directed to complete such recalculation within 30 days. The recalculation of the EBITDA in question by the CPA's shall be final and binding on all parties to this Agreement.

          7.4  Management of Companies After Closing.  (a) Purchaser agrees that
               -------------------------------------
Stockholder and Toby Bernstein will continue as Co-Chief Executive Officers of the Companies (the "Co-CEO's") following the Closing, in accordance with the terms and provisions of their Employment Agreements to be entered into by them at Closing. The Co-CEO's shall be the sole persons responsible for managing the operations (including decisions relating to revenue and expenses) of the Companies' businesses, and, in furtherance thereof, shall prepare and submit annual budgets for approval by a Management Committee of Purchaser (consisting of Messrs. Becker, Hoehn-Saric and McGee), whose approval shall not be unreasonably withheld or delayed. The Co-CEO's, in managing the operation of the Companies' businesses, may not vary any item of expense shown on an approved budget by an annual cumulative amount of more than $500,000 without the approval of the Management Committee, whose approval shall not be unreasonably withheld or delayed.

          (b) From the Closing through December 31, 2000, Purchaser agrees that it will maintain the Companies as separate corporations and will not require the companies to operate any other business or acquire any assets other than as approved by the Co-CEO's.

          7.5  Closing.  The closing (the "Closing") of the transactions
               -------
contemplated by this Agreement shall take place at the offices of Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201 beginning at 10:00 a.m. on the second business day after all conditions set forth in Section 8 and Section 9 hereof have been fulfilled or waived but in no event subsequent to January 30, 1998 (the "Termination Date"), or at such other time and place as may be agreed upon in writing by the Purchaser and the Stockholder. If the Closing shall not have occurred on or before the Termination Date, either the Purchaser or the Stockholder may terminate this Agreement so long as the party seeking such termination is not then in default hereunder and has not failed to satisfy any condition to closing hereunder within its or her control.

          7.6  Accounting for Stock Purchases.  Each of the Parties hereby
               ------------------------------
agrees that the Stock Purchases, for Purchaser's financial reporting purposes, will be deemed to have occurred on January 1, 1998. Each party agrees to take no action which would be inconsistent with the foregoing sentence.

     8. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. Unless waived by the Purchaser in writing in its sole discretion, all obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          8.1  Covenants and Representations of the Stockholder and Mr. Canter.
               ---------------------------------------------------------------
The Stockholder, the Companies and Mr. Canter shall have executed all agreements contemplated by this Agreement and the Closing Documents to be executed on or prior to Closing and shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required thereby to be performed or complied with by them on or prior to Closing. All representations and warranties of the Stockholder and Mr. Canter shall be true and correct as if made for the first time on the Closing Date.

          8.2  Opinion of Counsel.  The Stockholder shall have delivered to the
               ------------------
Purchaser a favorable opinion of the Companies' counsel dated the date of Closing, in form and substance satisfactory to the Purchaser and its counsel, to the effect that: (a) each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it now owns or holds under lease and to enter into and perform its obligations under this Agreement; (b) the authorized, issued and outstanding capital stock of each of the Companies is as set forth in Section 2.1 of this Agreement, and each of the issued and outstanding shares of such stock has been duly authorized and issued and is fully paid and non-assessable and is reflected on the stock ledger of each of the Companies as being issued to and solely owned by the Stockholder;
(c) to the knowledge of such counsel, the Stockholder has good and marketable title to the Company Common Stock, free and clear of any Liens; (d) the execution, delivery and performance of this Agreement and all other documents to be executed by the Stockholder or Mr. Canter in connection with this Agreement (collectively, the "Canter Documents") have been duly executed and delivered by the Stockholder and Mr. Canter, and constitute valid and legally binding obligations of the Stockholder and Mr. Canter, as applicable, subject to applicable bankruptcy, insolvency, moratorium and other similar laws of general application and such general principles of equity as a court having jurisdiction may apply; (e) the execution and delivery of this Agreement and the other Canter Documents by the Stockholder and Mr. Canter, as applicable, did not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the Articles of Incorporation or By-Laws of either of the Companies or any provision of any agreement, instrument, order, judgment or decree, of which such counsel has knowledge, to which the Stockholder, either of the Companies or Mr. Canter may be a party or by which any of them is bound; (f) except as may be specified by such counsel, such counsel does not know of any suit or proceeding pending or threatened against or affecting the

Stockholder, either of the Companies or Mr. Canter, their respective businesses or properties or the consummation of the transactions contemplated hereunder, or which seeks to restrain or prohibit the transactions contemplated by this Agreement; and (g) to the best actual knowledge of such counsel, all regulatory and governmental approvals, consents and filings required of the Stockholder, either of the Companies or Mr. Canter for the consummation of the transactions contemplated by this Agreement or any of the other Canter Documents have been obtained or made.

          8.3  Approvals of Governmental Authorities.  All governmental
               -------------------------------------
approvals necessary or advisable in the opinion of the Purchaser's counsel to consummate the transactions contemplated by this Agreement, including expiration of the waiting period under the HSR Act, shall have been received, and the Purchaser shall not have received any request or requirement for additional information or condition to consummation of the Stock Purchases from the Federal Trade Commission or the Department of Justice which contains any provision which, in the reasonable judgment of the Purchaser, is unduly burdensome.

          8.4  No Adverse Proceedings or Events.  Except for those matters
               --------------------------------
disclosed in Section 8.4 of the Stockholder Disclosure Schedule, no suit, action or other proceeding against either of the Companies, the Purchaser, or their respective officers, directors or employees, or against the Stockholder or Mr. Canter, which, if decided adversely to any of them could reasonably be expected to have a Material Adverse Effect on the Companies, shall be threatened or pending before any court or governmental agency, including any proceeding (regardless of the materiality or lack thereof to the Companies) in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or any in which it is sought to obtain material monetary damage in connection with this Agreement or the transactions contemplated hereby.

          8.5  Consents and Actions; Contracts.  All requisite consents of any
               -------------------------------
third parties and other actions which the Stockholder has covenanted to use her best efforts to obtain and take under Section 5.1 hereof shall have been obtained and completed or have been waived by Purchaser. All material contracts and agreements of each of the Companies, including, without limitation, those listed on Section 2.6 or 2.7 of the Stockholder Disclosure Schedule, shall be in full force and effect and shall not be affected by the consummation of the transactions contemplated hereby.

          8.6  Employment, Non-Compete and Other Matters.  (a)  Each of the
               -----------------------------------------
Stockholder and the Named Officers shall have executed and delivered an employment and non-competition agreement in substantially the form attached hereto as Exhibit 5.4; (b) Mr. Canter shall have executed and delivered to the
          -----------
Purchaser the Canter Addendum; and (d) other than as set forth in Section 2.6(iv) of the Stockholder's Disclosure Schedule, there shall be no employment agreements between either of the Companies and any of the Companies' employees.

          8.7  Other Evidence.  The Purchaser shall have received from Mr.
               --------------
Canter and the Stockholder such further certificates and documents evidencing due action in accordance with this Agreement as the Purchaser reasonably shall request.

          8.8  Estimated Balance Sheets; Post-Closing Adjustments.  (a) The
               --------------------------------------------------
Stockholder shall have provided to the Purchaser the Estimated Balance Sheet which shall not reflect any materially adverse differences from the Unaudited Financial Statements delivered to the Purchaser pursuant to Section 2.4 hereof.

               (b) If at any time during the six months' period beginning on the Closing date, Purchaser is required to provide cash working capital to the Companies (each a "Working Capital Infusion") Stockholder shall reimburse Purchaser for each Working Capital Infusion, which reimbursement shall be paid by Stockholder within 10 days after Purchaser notifies Stockholder in writing of any Working Capital Infusion.

          8.9  Section 338(h)(10) Election.  At closing, the Stockholder and the
               ---------------------------
Companies shall sign the documents necessary, in Purchaser's reasonable judgment, to effect an election under Section 338(h)(10) of the Internal Revenue Code of 1954, as amended, in connection with the transactions hereunder.

     9. CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS. Unless waived in writing by the Stockholder in her sole discretion, all obligations of the Stockholder under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          9.1  Covenants and Representations of the Purchaser.  The Purchaser
               ----------------------------------------------
shall have executed all agreements contemplated by this Agreement and the Closing Documents to be executed on or prior to Closing and shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required thereby to be performed or complied with by them on or prior to Closing. All representations and warranties of the Purchaser shall be true and correct as if made for the first time on the Closing Date

          9.2  Opinion of Counsel to the Purchaser.  The Purchaser shall have
               -----------------------------------
delivered to each of the Companies a favorable opinion of the Purchaser's counsel, Piper & Marbury L.L.P., dated the date of Closing, in form and substance satisfactory to the Stockholder and her counsel, to the effect that
(a) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (b) the Purchaser has the corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease;
(c) the Purchaser has the corporate power to enter into the transactions contemplated by this Agreement; (d) the execution, delivery and performance of this Agreement and all other documents to be executed by the Purchaser in connection with this Agreement (the "Purchaser Documents" and, together with the Canter Documents, the "Closing Documents") have been duly authorized and approved by all requisite action of the Board of Directors and stockholders of the Purchaser, and this Agreement and all other Purchaser Documents have been duly executed and delivered by the Purchaser and constitute valid and legally binding obligations of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium and other similar laws of general application and such general principles of equity as a court having jurisdiction may apply; (e) the execution and delivery of this Agreement and the other the Purchaser Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Purchaser; (f) the execution and delivery of this Agreement and the other the Purchaser Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provision of any agreement, instrument, order, judgment or decree, of which such counsel has knowledge, to which the Purchaser may be a party or by which it is bound; (g) except as may be specified by such counsel, such counsel does not know of any material suit or proceeding pending or threatened against the Purchaser which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (h) the shares of Purchaser Common Stock issuable as Earnout Shares have been duly authorized and reserved for issuance and, if and when issued and delivered in accordance with this Agreement, will be duly and validly issued and outstanding shares of Purchaser Common Stock, fully paid and non assessable under the laws of the State of Maryland; (i) to the knowledge of such counsel, all regulatory and governmental approvals, consents and filings required of the Purchaser for the consummation of the transactions contemplated by this Agreement or any of the other the Purchaser Documents have been obtained or made, and to the knowledge of such counsel, all such approvals, consents or filings remain in full effect as of the date of such opinion; and (j) to such further effect regarding the validity and sufficiency of legal proceedings and matters relative to the transactions contemplated by this Agreement as the Stockholder may reasonably request.

          9.3  No Adverse Proceedings or Events.  No suit, action or other
               --------------------------------
proceeding against either of the Companies or the Purchaser, or their respective officers, directors or employees, or against the Stockholder, shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit any transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          9.4  Employment, Non-Competition and Other Matters.  (a) the Companies
               ---------------------------------------------
shall have executed and delivered to each of the Stockholder and the Named Officers an employment and non-competition agreement in substantially the form attached hereto as Exhibit A; and (b) the Companies shall have executed and
                   ---------
delivered to Mr. Canter a consulting and non-compete agreement in substantially the form attached hereto as Exhibit B.
                            ---------

          9.5  Approvals of Governmental Authorities.  All governmental
               -------------------------------------
approvals necessary or advisable in the opinion of the Stockholder's counsel to consummate the transactions contemplated by this Agreement, including expiration of the waiting period under the HSR Act, shall have been received, and neither the Stockholder nor the Companies shall have received any request or requirement for additional information or condition to consummation of the Stock Purchases from the Federal Trade Commission or the Department of Justice which contains any provision which, in the reasonable judgment of the Stockholder, is unduly burdensome.

          9.6  Other Evidence.  The Stockholder shall have received from the
               --------------
Purchaser such further certificates and documents evidencing due action in accordance with this Agreement, as the Stockholder reasonably shall request.

          9.7  Consents and Actions.  All requisite consents of any third
               --------------------
parties and other actions which the Purchaser has covenanted to use its best efforts to obtain and take under Article 4 hereof shall have been obtained and completed.

     10.  INDEMNIFICATION.

          10.1  Indemnification by the Stockholder.  Subject to Section 10.4
                ----------------------------------
hereof, the Stockholder hereby covenants and agrees to indemnify and hold harmless the Purchaser and its successors and assigns, at all times from and after the Closing Date against and in respect of the following:

                (a) any liability, loss, damage, expense or other cost resulting from any misrepresentation, breach of representation or warranty or breach or non-fulfillment of any agreement or covenant on the part of either of the Companies, the Stockholder or Mr. Canter under this Agreement, or from any inaccuracy or misrepresentation in or omission from the Company Disclosure Schedule, any certificate or other instrument or document furnished or to be furnished by either of the Companies, the Stockholder or Mr. Canter hereunder;

                (b) any loss, damage, expense or other cost which arises out of any liabilities or obligations of either of the Companies, the Stockholder or Mr. Canter (including, without limitation, federal, state or local income and other taxes) incurred prior to the Closing (but only to the extent that such liabilities and obligations were not shown, provided for or reserved against in the Financial Statements, the Estimated Balance Sheet or on the Stockholder's Disclosure Schedule).

                (c) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including without limitation reasonable attorneys' fees and expenses, of any nature incident to any of the matters indemnified against pursuant to this Section 10.1, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Purchaser hereunder against the Stockholder or the Companies.

                Any amounts covered by paragraphs (a), (b) or (c) of this
Section 10.1 or Section 10.3 are hereinafter referred to as a "Loss."

          10.2  Indemnification Procedure.  The procedure for indemnification
                -------------------------
under Section 10.1 shall be as follows:

                (a) If at any time the Purchaser is entitled to indemnification hereunder (the "Indemnitee"), it shall receive notice of any state of facts that have resulted or may result in a Loss, the Indemnitee shall promptly give written notice (a "Notice of Claim") to the Stockholder (the "Indemnitor") of the discovery of such potential or actual Loss. A Notice of Claim shall set forth (x) a brief description of the nature of the potential or actual Loss, and
(y) the total amount of Loss anticipated (including any costs or expenses which have been or may be incurred in connection therewith). Upon receipt of a Notice of Claim, the Indemnitor may elect to cure the event of Loss within 90 days after the date of receipt of the Notice of Claim. Except for a failure to deliver a Notice of Claim within the applicable survival period as provided under Section 11 (which failure shall constitute a complete defense), the Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification, unless and then only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce her liability.

                (b) The Indemnitor shall accept or reject any Loss as to which a Notice of Claim is sent by the Indemnitee by giving written notice of such acceptance or rejection to the Indemnitee within 30 days after the date of receipt of the Notice of Claim. Failure of the Indemnitor to reject a Loss within 30 days of receipt of the Notice of Claim shall be conclusive evidence of the Indemnitor's acceptance of her responsibility to indemnify the Indemnitee against such Loss. Even if the Indemnitor assumes the defense thereof, the Indemnitee shall have the right to settle any matter for which a claim for indemnification is made hereunder upon notice to the Indemnitor and by waiving any right against the Indemnitor with respect to such matter.

                (c) If any Notice of Claim relates to any claim made against the Indemnitee by any third person, the Notice of Claim shall state the nature, basis and amount of such claim. The Indemnitor shall have the right, at its election, by written notice given to the Indemnitee, to assume the defense of the claim as to which such notice has been given with counsel reasonably acceptable to the Indemnitee. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may, at the Indemnitor's expense, assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion and seek reimbursement therefor from Indemnitor.

                (d) In the event there arises a dispute between the parties as to whether a Loss is required to be indemnified pursuant to this Section 10.1, the parties agree to resolve such dispute in accordance with the arbitration provisions of Section 12.4 hereof.

                (e) The Indemnitor expressly agrees that if the Indemnitee incurs any Loss hereunder as to which it is entitled to indemnity pursuant to this Section 10.1, Indemnitee may set-off the same against any amount then or thereafter due and owing by Purchaser to the Indemnitor, including, without limitation, any Earnout Consideration payable pursuant to Section 7.3 hereof. In addition, any amount required to be paid by Indemnitor to Indemnitee hereunder may be paid, at Indemnitor's option, either in cash or by delivery of shares of Purchaser Common Stock having a then Market Value equal to such amount required to be paid.

          10.3  Indemnification by the Purchaser.  The Purchaser hereby
                --------------------------------
covenants and agrees to indemnify and hold harmless the Stockholder, her successors and assigns, at all times from and after the Closing Date, against and in respect of the following:

                (a) any liability, loss, damage, expense or other cost resulting from any misrepresentation, breach of representation or warranty or breach or non-fulfillment of any agreement or covenant on the part of the Purchaser under this Agreement, or from any inaccuracy or misrepresentation in or omission from the Purchaser Disclosure Schedule, any certificate or other instrument or document furnished or to be furnished by the Purchaser hereunder; and

                (b) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, of any nature incident to any of the matters indemnified against pursuant to this Section 10.3, including without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Stockholder hereunder.

          The Stockholder shall promptly notify the Purchaser of any asserted liability, damage, loss or expense claimed to give rise to indemnification hereunder and thereafter the Purchaser shall have the right to defend, compromise and settle such matter, provided that the Purchaser takes all such actions as are necessary to cause the Stockholder not to be required to pay any cost or expense in connection therewith. Any dispute with respect to indemnity pursuant to this Section 10.3 shall be resolved in accordance with the arbitration provisions of Section 10.4 hereof.

          The Stockholder's failure to give prompt notice shall not constitute a defense (in whole or in part) to any claim by the Stockholder against the Purchaser for indemnification, unless and then only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Purchaser to defend against or reduce its liability.

          The Purchaser shall accept or reject any Loss as to which a notice is sent by the Stockholder by giving written notice of such acceptance or rejection to the Stockholder within 30 days after the date of receipt of the notice. Failure of the Purchaser to reject a Loss within 30 days of receipt of the notice shall be conclusive evidence of the Purchaser's acceptance of its responsibility to indemnify the Stockholder against such Loss. Even if the Purchaser assumes the defense thereof, the Stockholder shall have the right to settle any matter for which a claim for indemnification is made hereunder upon notice to the Purchaser and by waiving any right against the Purchaser with respect to such matter.

          10.4  Limitations on Indemnity.  Neither the Purchaser nor the
                ------------------------
Stockholder shall be required to make any indemnity payment under this Article 10 to the extent such payment, together with all other payments previously made by such party under Article 10 would exceed 20% of the Aggregate Purchase Price previously paid to the Stockholder (with any Earnout Shares issued to the Stockholder prior to such payment valued at their Market Value as of the date of the indemnity payment if then held by the Stockholder or at the net sales price if such shares had previously been sold); provided, however, if any indemnity payment is not made on account of the limit set forth earlier in this sentence and subsequently any additional Aggregate Purchase Price is paid, the indemnifying party shall immediately pay to the indemnified party the amount not previously paid as a result of such limitation, which payment shall not exceed twenty percent (20%) of the amount of such additional payment of the Aggregate Purchase Price. The Purchaser shall make no claim for indemnity under Section 10.1, and the Stockholder shall make no claim for indemnity under Section 10.3, unless the amount of liability as to which such claim relates exceeds $175,000. Notwithstanding the prior sentence, if a party making a claim for indemnity as to any liability which equals or exceeds $175,000, previously had the right to indemnity in one or more instances involving a claim or claims relating to liability which was less than $175,000, such party shall then be entitled to aggregate such prior claim or claims with the claim relating to liability equal to or exceeding $175,000. The limitations on indemnity in the prior two sentences shall not apply after a party entitled to indemnity has made a claim relating to liability equal to or exceeding $175,000.

     11. SURVIVAL. The representations, warranties, covenants and agreements made by the parties in this Agreement (including, without limitation, Section 12.1) and in any other certificates and documents delivered in connection herewith, including the indemnification obligations of the Stockholder and the Purchaser set forth in Article 10 hereof, shall survive the Closing under this Agreement regardless of any investigation made by the party making claim hereunder, except that, subject to the provisions of the next sentence, neither the Purchaser, on the one hand, nor the Stockholder, on the other, shall have any liability with respect to any matter if notice of a claim has not been provided on or prior to the end of the thirtieth month following the Closing Date. Notwithstanding the foregoing, (i) any indemnification obligations of the Stockholder relating to federal, state or local income tax matters of any sort shall continue in full force and effect without limitation until expiration of the statute of limitations applicable to such tax matters, (ii) the representations and warranties contained in Sections 1.5(a), 2.1, 2.23 and 3.4 and any indemnification obligations in connection therewith shall continue in full force and effect without any limitation, and (iii) any claims, actions or suits based upon fraud, willful misconduct or intentional misrepresentation by any party hereto or any representative of such party shall continue in full force and effect without limitation until expiration of the statute of limitations applicable thereto.

     12.  OTHER AGREEMENTS.

          12.1  Access.  The Stockholder and the Companies will, and will cause
                ------
their respective affiliates, directors, officers, employees and agents to, afford to the Purchaser and its advisors, officers, employees, agents and attorneys reasonable access at all reasonable times to the Companies' officers, employees, agents, consultants, properties, books, records and contracts and will furnish to the Purchaser and its advisors all financial, operating and other data and information relating to the Companies as the Purchaser or its advisors may reasonably request. The Purchaser will, and will cause its affiliates, directors, officers, employees and agents to, afford to the Stockholder and their respective advisors, officers, employees, agents and attorneys reasonable access at all reasonable time to the Purchaser's officers, employees, agents, consultants, properties, books, records and contracts and will furnish to the Companies and their respective advisors all financial, operating and other data and information relating to the Purchaser as the Companies, the Stockholder or their respective advisors may reasonably request. Except as otherwise required by law, the party receiving any information hereunder (i) will use any such information solely for the purpose of due diligence review and for no other purpose, (ii) will maintain such information confidential, (iii) will not at any time or in any manner, directly or indirectly, disclose to any person any or all of such information (other than for the purpose of due diligence review on a need to know basis), (iv) will not use for its benefit or the benefit of any third party any such information (other than benefits resulting from the consummation of the Stock Purchases), and (v) upon the termination of this Agreement without consummation of the Stock Purchases will either (A) deliver to the party that originally provided it all such information, including originals or copies thereof, that are in its possession or in the possession of its officers, employees, agents and advisors or (B) certify to the other party that such information has been destroyed.

          12.2  Public Statements.  Neither the Companies nor the Stockholder
                -----------------
nor the Purchaser, from and after the date of this Agreement until the Closing, shall make any public announcement or other disclosure concerning this Agreement or the Stock Purchases without the prior consent of the other (the "Reviewing Party") as to form, content and timing; provided, however, that the consent of the Reviewing Party shall not be unreasonably withheld and, if upon advice of legal counsel, the Purchaser determines that public announcement or disclosure is required by law or any securities exchange on which the Purchaser's stock is listed and the Reviewing Party fails to give its consent in a timely manner (considering the circumstances), the Purchaser shall not be prohibited from disseminating and/or filing the public announcement or disclosure without obtaining such consent.

          12.3  S Corporation Earnings; 1997 Income Tax Returns.
                -----------------------------------------------

                (a) The Companies' S Corporation estimated earnings for the period from January 1, 1998 to but not including the date of Closing (the "Estimated Earnings"), to the extent not previously distributed, shall be distributed by the Companies to the Stockholder immediately prior to the Closing.

                (b) In order to apportion the Companies' 1998 earnings between the Stockholder and the Purchaser, the Actual Earnings (as defined below) shall be allocated to the Stockholder and the Companies' earnings for the period beginning on the Closing Date and ending on December 31, 1998 shall be allocated to the Purchaser. For tax and accounting purposes, such apportionment of earnings shall be determined under the closing of the books method consistent with Code Sections 1362(e)(3) and 1362(e)(6)(D) and the Regulations thereunder. The Stockholder, the Companies and the Purchaser shall take all action necessary to make the election to have the closing of the books method apply and shall timely file such elections and reports, including the election required under Regulation Section 1.1362-6(a)(5), to effectuate the use of the closing of the books method. Notwithstanding the foregoing, the Companies' EBITDA for all of 1998 shall be used for purposes of the calculations pursuant to Section 7.3(b) hereof.

                (c) No later than 45 days after the Closing Date, the Purchaser shall deliver to the Stockholder a written calculation (the "Calculation") of the actual earnings for each of the Companies to but not including the Closing Date (the "Actual Earnings"). In the event the Stockholder does not accept the Calculation as accurate, the Stockholder shall notify the Purchaser of the non-acceptance of the Calculation in writing within 20 days after receipt of the Calculation (the failure of which notice within such 20 days shall be deemed acceptance of the Calculation), and the Stockholder and the Purchaser shall promptly attempt to reach agreement on the correct amount of the Calculation. In the event the Stockholder and the Purchaser cannot reach agreement either Ernst & Young, LLP or the CPA's (at Purchaser's option) shall determine the correct amount of the Calculation, which determination shall be binding on the Stockholder and the Purchaser. Thereafter, any amounts required to be under this
Section 12.3 shall be paid and the releases signed as provided in Section 12.3(d) and (e), as the case may be.

                (d) To the extent the Actual Earnings exceed the Estimated Earnings, the Purchaser shall pay such excess amount to the Stockholder within three days after the later of acceptance of the Calculation by the Stockholder or determination thereof by Ernst & Young, L.L.P.; provided, however, any payment required to be made by the Purchaser hereunder shall not be due and payable unless and until the Stockholder shall have executed and delivered to the Purchaser a release relating to the Purchaser's obligations under this
Section 12.3, in form and substance reasonably acceptable to the Purchaser.

                (e) To the extent the Estimated Earnings exceed the Actual Earnings, the Stockholder agrees to pay to the Purchaser, by certified check, within three business days after the later of acceptance of the Calculation or the determination by Ernst & Young, LLP, the amount by which the Estimated Earnings exceeded the Actual Earnings; provided, however, any payment required to be made by the Stockholder hereunder shall not be due and payable unless and until the Purchaser shall have executed and delivered to the Stockholder a release relating to the Stockholder' obligations under this Section 12.3, in form and substance reasonably acceptable to the Stockholder.

                (f) The Companies' Accountants shall be responsible for preparing and filing the Companies' 1997 federal and state income tax returns.

          12.4.  Dispute Resolution.  Except as provided in Section 7.3, Section
                 ------------------
12.3 and in the last sentence of this Section 12.4, Stockholder and the Purchaser agree that any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled exclusively by arbitration in Los Angeles, California in accordance with the National Rules of the American Arbitration Association. The decision of the arbitration or arbitrators shall be binding on all parties hereto, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereover. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Notwithstanding the foregoing, any party hereto may seek specific performance, injunctive relief or other equitable relief before a court of competent jurisdiction (i) prior to the Closing for the purpose of compelling any other party hereto to perform its obligations hereunder, or (ii) subsequent to Closing for the purpose of compelling any other party to arbitrate any controversy or claim in the manner provided for above. The failure of a court to grant the equitable relief sought by a party hereto pursuant to clause (i) shall not bar such party from seeking to arbitrate the same claim, and such failure shall be taken into account by the arbitrators in any arbitration.

     13. CONFIDENTIALITY. After the date hereof, each party hereto will hold in confidence and not reveal to any third parties any knowledge or information of a confidential nature with respect to the business, products, know-how and methods of operation of each of the other parties hereto, and will not disclose, publish or make use of the same, provided, however, that the foregoing shall not be applicable to any disclosure or use of confidential information or knowledge that can be demonstrated to have (i) been publicly known prior to the date of this Agreement, (ii) become known by publication or otherwise not due to the unauthorized act or omission on the part of the recipient, or (iii) been supplied to the recipient by a third party without violation of the rights of any of the parties to this Agreement or any other party's rights. The parties agree that the remedy at law for any breach of this Section 13 may be inadequate and that the aggrieved party shall be entitled to injunctive relief in addition to any other remedy available to it in law or equity.

     14. EXPENSES. Each party to this Agreement shall pay all of its expenses relating hereto, including fees and disbursements of its counsel, accountants and financial advisors, whether or not the transactions hereunder are consummated. It is expressly understood, however, that (i) Purchaser shall bear all costs and expenses relating to any post-closing audits and any filings with governmental entities in connection with the transactions contemplated by this Agreement, and (ii) the Stockholder may require the Companies (but only to the extent such expenses are accounted for or reserved against in the Estimated Balance Sheets) to bear the fees and other expenses of counsel and financial advisors to the Companies and/or the Stockholder or other types of fees and expenses incurred in connection with the transactions contemplated by this Agreement. In addition, if the Closing has not occurred by January 30, 1998, Sylvan shall immediately pay the Companies $250,000 unless the Closing has not occurred because of the failure or inability of the Companies, the Stockholders or Mrs. Canter to abide by the covenants contained herein or to satisfy the conditions to Closing contained herein or because of their breach of this Agreement.

     15. NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and:

          (a)  if to the Purchaser, shall be addressed to:

               B. Lee McGee
               Sylvan Learning Systems, Inc.
               1000 Lancaster Street
               Baltimore, Maryland 21202

          with a copy to:

               Richard C. Tilghman, Jr., Esquire
               Piper & Marbury L.L.P.
               36 South Charles Street
               Baltimore, Maryland  21201

          (b)  if to the Companies or the Stockholder, shall be addressed to the
Stockholder:
               Marlene Canter
               Canter & Associates, Inc.
               Canter Educational Productions, Inc.
               1307 Colorado Boulevard
               Santa Monica, California 90404

          with a copy to:

               Barry G. Edwards, Esquire
               Hamburg, Hanover, Edwards & Martin
               2029 Century Park East, Suite 1640
               Los Angeles, California 90067

          (b)  if to Mr. Canter:

               515 Ocean, #705N
               Santa Monica, California 90412

          with a copy to:

               Katz, Golden & Fishman, LLP
               10850 Wilshire Boulevard, #600
               Los Angeles, California 90024

     All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or by overnight delivery or delivered personally, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by like written notice to the other.

     16.  TERMINATION; EXTENSION; WAIVER

          16.1  Termination.  This Agreement may be terminated at any time prior
                -----------
to the Closing by written notice by the terminating party to the other party):

               (a) by mutual written consent of the Purchaser and the Stockholder; or

               (b) by either the Purchaser or the Companies and the Stockholder if the Canter Stock Purchase and the Canter Productions Stock Purchase shall not have been consummated by January 30, 1998, subject to the provisions of Section
7.5 hereof; or

               (c) by either the Purchaser or the Companies and the Stockholder, if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting either of the Stock Purchases; or

               (d) by the Purchaser on the one hand or the Companies and the Stockholder on the other hand, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other parties set forth in this Agreement, which breach shall not have been cured prior to the Closing Date;

          16.2  Effect of Termination.  In the event of termination of this
                ---------------------
Agreement as provided in Section 7.5 or Section 16.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Stockholder or the Purchaser or the Companies or their respective officers, directors, stockholders or affiliates, except as set forth in Sections 13, 14 and 16.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement, as to which all legal and equitable remedies of the party adversely affected shall survive and be enforceable.

          16.3  Extension; Waiver.  At any time prior to the Closing, each party
                -----------------
hereto may but shall not be required to (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and the failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights absent such instrument in writing.

     17. ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered hereunder, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     18. GENERAL. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This Agreement may not be assigned by any party hereto. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

     IN WITNESS WHEREOF, the Purchaser, each of the Companies and the Stockholder have caused this Agreement to be duly executed and their respective seals to be hereunto affixed as of the date first above written.

WITNESS:                         SYLVAN LEARNING SYSTEMS, INC.

__________________________       By:____________________________________

WITNESS:                         CANTER & ASSOCIATES, INC.

__________________________       By:____________________________________

WITNESS:                         CANTER EDUCATIONAL PRODUCTIONS,
                                    INC.

__________________________       By:____________________________________

WITNESS:                         STOCKHOLDER:

___________________________      _________________________________(Seal)
                                 Marlene Canter

WITNESS:                         MR. CANTER:

___________________________      _________________________________(Seal)
                                 Lee Canter